UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report  (Date of earliest event reported)  July 19, 2016

SMART & FINAL STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36626	80-0862253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Citadel Drive, Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (323) 869-7500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2016, Smart & Final Stores LLC (the “Borrower”), a California limited liability company and an indirect wholly owned subsidiary of Smart & Final Stores, Inc. (the “Company”), entered into a Second Amendment (the “Second Amendment”) to its Revolving Credit Agreement, dated November 15, 2012 (as amended through the date hereof, the “Credit Agreement”).  Pursuant to the Second Amendment, the Borrower (i) increased the aggregate revolving facility commitments under the Credit Agreement (the “Revolving Facility”) from $150.0 million to $200.0 million, (ii) extended the maturity of the Revolving Facility from November 15, 2017 to the earliest of (a) July 19, 2021 and (b) the date that is 60 days prior to the earliest maturity date of the Company’s Term Loan Agreement, dated November 15, 2012 (as amended through the date hereof), provided it has not been repaid, and (iii) increased the letter of credit sublimit from $50.0 million to $65.0 million.

In addition, the applicable margin ranges were reduced with respect to (i) alternate base rate loans to 0.25% to 0.50% from 0.25% to 0.75% and (ii) LIBOR rate loans to 1.25% to 1.50% from 1.25% to 1.75%.  As of July 19, 2016, after giving effect to the Second Amendment, the alternate base rate was 3.50%, for a total rate of 3.75%.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2016 (the “Effective Date”), the Company entered into an amended and restated employment agreement with David G. Hirz, President and Chief Executive Officer of the Company, which agreement replaces and supersedes all prior employment agreements between the Company and Mr. Hirz (the “Amended Employment Agreement”). The Amended Employment Agreement provides for a three-year term from the Effective Date, with automatic one-year extensions unless either party gives written notice of non-renewal not later than 180 days (increased from 60 days) prior to the third anniversary of the Effective Date or any anniversary thereafter. Pursuant to the Amended Employment Agreement, Mr. Hirz’s (i) annual base salary was increased from $850,000 to $950,000, (ii) target annual performance bonus was increased from 100% to 110% of his annual base salary, (iii) maximum annual performance bonus was increased from 150% to 220% of his annual base salary and (iv) minimum fair market value of the annual equity award grant to be considered by the Company’s board of directors was increased from $2,000,000 to $2,500,000. Under the Amended Employment Agreement, if Mr. Hirz is terminated by the Company without Cause, resigns for Good Reason or Retires (each as defined in the Amended Employment Agreement), in addition to the severance benefits to which Mr. Hirz was entitled under his previous employment agreement, Mr. Hirz will also receive (i) 24 months of service credit with respect to any options to purchase common stock of the Company granted prior to the date of the termination of Mr. Hirz’s employment and held by him on such date, and he will have two years after the date of termination to exercise vested options, and (ii) immediate vesting with respect to the lesser of (x) 50% of the total number of shares of restricted stock he has been awarded prior to the date of termination and (y) all of the shares of restricted stock he has been awarded prior to the date of termination that are still subject to restrictions as of the date of such termination. Mr. Hirz’s existing option and restricted stock agreements were amended to reflect this change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL STORES, INC.

Date: July 22, 2016

	By:	/s/ Leland P. Smith
	Name:	Leland P. Smith
	Title:	Senior Vice President and General Counsel